EXHIBIT 99(d)

                          PRESS RELEASE


FOR IMMEDIATE RELEASE
TUESDAY
MARCH 26, 1996

CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501) 688-8229


                   TCBY NAMES TONY PASSARELLO
               SENIOR VICE PRESIDENT OF MARKETING

LITTLE ROCK, AR - MARCH 26, 1996 - TCBY ENTERPRISES, INC. (NYSE:TBY) announced that Tony Passarello has been named Senior Vice President of Marketing for TCBY Systems. He was previously Vice President of Marketing for Popeye's Chicken and Biscuits.

Passarello will be responsible for both the marketing and research and development functions for Systems. His experience includes marketing management positions with
Pizza Hut and A&W Restaurants. For over ten years, Passarello owned a consulting firm specializing in target market strategies for clients including McDonald's, Friendly's and Bakers Square.

TCBY Systems is responsible for domestic traditional and non-traditional "TCBY"(Registered) locations.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products, and markets foodservice
equipment.         The     Company    is     the     largest
manufacturer-franchisor of frozen yogurt in the world.

                                -30-